Exhibit No. 11. Statement re: Computation of Per Share Earnings for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands except per share amounts):

                                                            1997              1996              1995
                                                         -----------       -----------       -----------
     Net income(1)                                          $ 1,766             $ 852             $ 545
                                                            =======             =====             =====

     Weighted average shares outstanding                  3,021,983         3,087,495         3,290,765

     Common stock equivalents due to dilutive
        effect of stock options                             103,091            35,896                 -
                                                           --------           -------            ------
     Diluted weighted average common
        shares outstanding                                3,125,074         3,123,481         3,290,765
                                                          =========         =========         =========

     Basic earnings per share                                $ 0.58            $ 0.27            $ 0.17
                                                             ======            ======            ======

     Diluted earnings per share                              $ 0.56            $ 0.27            $ 0.17
                                                             ======            ======            ======

(1) The Company's common stock was issued February 14, 1995 in connection with the Conversion of Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995, the date of the Conversion, to December 31, 1995 were used to compute 1995 earnings per share.